UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. __________)

                                                             TORCH EXECUTIVE SERVICES LTD.                                                      .

(Name of Issuer)

                                                                                  Common Stock                                                                      .

     (Title of Class of Securities)

                                                                                  891016 10 7                                                                            .

(CUSIP Number)

                                                                                 July 9, 2003

                (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

Rule 13d-1(b)

X

Rule 13d-1(c)

Rule 13d-1(d)

CUSIP No. 891016 10 7

____________________________________________________________________________________________________

1.   Name(s) of Reporting Persons: Frank T. Torchia

      IRS identification Nos. of above persons (entities only).

…………………………………………………………………………………………………………………………………….

.____________________________________________________________________________________________________

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

………………………………………………………………………………………………………………………..

(b)

 ………………………………………………………………………………………………………………………

_____________________________________________________________________________________________________

3.   SEC Use Only…………………………………………………………………………………………………………...

_____________________________________________________________________________________________________

4.   Citizenship or Place of Organization:  Canada

_____________________________________________________________________________________________________

Number of

5.   Sole Voting Power: 5,000,000

Shares Bene-      _______________________________________________________________________________________

ficially by

Owned by

6.   Shared Voting Power: 0

Each Reporting _______________________________________________________________________________________

Person With:

7.   Sole Dispositive Power: 5,000,000

            ________________________________________________________________________________________

8.   Shared Dispositive Power: 0

_____________________________________________________________________________________________________

9.    Aggregate Amount Beneficially Owner by Each Reporting Person: 5,000,000

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)……………………………..

11.   Percent of Class Represented by Amount in Row (9):

 71.4%________________________________________________________________________________________________

12.  Type of Reporting Person (See Instructions)

_____________________________________________________________________________________________________

       IN

_____________________________________________________________________________________________________

Item 1.

(a)  Name of Issuer

Torch Executive Services Ltd.

(b)  Address of Issuer’s

       Principal Executive Offices

124 Minikada Bay, Winnipeg, Manitoba, Canada, R2C 0G7

Item 2.

(a)  Name of Person Filing.

Frank T. Torchia

(b)  Address of Principal Business

124 Minikada Bay, Winnipeg, Manitoba, Canada, R2C 0G7

       Executive Office or, if none, Residence

(c)  Citizenship

Canadian

(d)  Title of Class of Securities

Common, Par Value $0.00001 per share

(e)  CUSIP Number

891016 10 7

Item 3.

If this statement is filed pursuant to § 240.13d-1(b) or § 240.13d-2(b) or (c), check whether the person filing is a:

(a)     Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)     Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)     Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)     Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)     An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)     An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)     A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)     A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)

A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the

Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)     Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.

Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

Amount beneficially owned:   5,000,000

(b)

Percent of class:   71.4%

(c)

Number of shares as to which the person has:

(i)

Sole power to vote or to direct the vote   5,000,000

(ii)

Shared power to vote or to direct the vote   0

(iii)

Sole power to dispose or to direct the disposition of   5,000,000

(iv)

Shared power to dispose or to direct the disposition of   0

Item 5.

Ownership of Five Percent or Less of a Class.

N/A

Item 6.

Ownership of More than Five Percent on Behalf of Another Person

N/A

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

N/A

Item 8.

Identification and Classification of Member of the Group

N/A

Item 9.

Notice of Dissolution of Group

N/A

Item 10.

Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    October 27, 2004

  Date

                /s/ Frank T. Torchia

Signature

               FRANK T. TORCHIA

   Name